True Leaf Receives Court Approval to Complete Refinancing

Vernon, BC - November 10, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("TLB" or the "Company") announced today that it has received approval from the British Columbia Supreme Court (the "Court") to complete the final steps in its refinancing and restructuring process. The approval brings the Company one step closer to successfully emerging from creditor protection.

On November 6, 2020, TLB, True Leaf Cannabis Inc. ("TLC") and True Leaf Investments Corp. ("TLI") made applications to the Court in their respective restructuring proceedings.

The Court granted an order in True Leaf's restructuring proceedings approving the refinancing transaction (the "Transaction") between TLB, TLC, TLI, Lind Asset Management XV, LLC ("Lind"), The Australian Special Opportunity Fund, LP, Canguard Mortgage Investment Corporation ("Canguard") and its related acquisition entities pursuant to a term sheet between the parties dated September 11, 2020 (the "Term Sheet") and the sale of the shares of True Leaf Investments Ltd. to Canguard's acquisition company in accordance with the Transaction.

The application to approve TLB's proposal to its creditors was adjourned generally and will be heard at a later date simultaneously with the application for the Company's plan of arrangement under the British Columbia Business Corporations Act, in accordance with the Company's proposal to its creditors and the agreement reached with Canguard.

The Court granted an order in TLI's restructuring proceedings approving the Transaction and the sale of the shares of TLC to Canguard's acquisition company in accordance with the Term Sheet. The Court also approved TLI's proposal to its creditors.

Finally, the Court granted an order in TLC's restructuring proceedings approving TLC's proposal to its creditors.

The True Leaf companies are now working towards the closing of the Transaction and implementation of the proposals. The closing of the Transaction will be no later than by November 16, 2020, or such later date as agreed upon between Canguard, Lind, and the True Leaf parties.

Management Cease Trade Order Update

The Company is also providing a biweekly default status report in accordance with National Policy 12-203 - Management Cease Trade Orders ("NP 12-203").

On September 15, 2020, the Company announced that it had applied to the British Columbia Securities Commission ("BCSC"), under NP 12-203, requesting that a temporary management cease trade order ("MCTO") be granted in respect of the anticipated late filing of the Company's annual audited financial statements, management's discussion and analysis, and officers' certificates for the year ended March 31, 2020 (collectively the "Annual Filings"). On September 16, 2020, the Company announced the MCTO had been granted. The Company continues to work with its auditor to complete its Annual Filings.

Other than as disclosed above, the Company confirms there have been no undisclosed material business developments, since its most recent news release on October 23, 2020, regarding the status of its continuous disclosure filings, that have not been otherwise disclosed by the Company by way of news release, and there has been no failure by the Company in fulfilling its stated intentions with respect to satisfying the provisions of the alternative information guidelines set out in NP 12-203.

During the MCTO, the Company confirms that it will comply with the provisions of the alternative information guidelines set out in NP 12-203 for as long as it remains in default, including the issuance of bi-weekly default status reports, each of which will be issued in the form of a news release. Further, if the Company provides any information to any of its creditors during the period in which it is in default of filing the Annual Financial Statements, the Company confirms that it will also file material change reports on SEDAR containing such information.

The MCTO prohibits the Chief Executive Officer and the Chief Financial Officer of the Company from trading in securities of the Company until the Annual Filings are filed and the MCTO is revoked but does not affect the ability of other investors to trade in the Company's securities.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbor protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements related to the anticipated delay in the completion of the Company's Annual Filings and the Company's ability to complete its audit and complete the Annual Filings by October 14, 2020, and statements relating to the proposed restructuring and acquisition by Canguard Entities.

More particularly and without limitation, this release contains forward-looking statements and information relating to implementation of the Transaction and the timing thereof. The forward-looking statements and information contained in this release are based on certain key expectations and assumptions made by True Leaf. The following are certain material assumptions on which the forward-looking statements and information contained in this release are based: satisfaction of all conditions to implementation of the Transaction; the timely receipt of required Court approvals; the ability of True Leaf to continue as a going concern; True Leaf's future liquidity position, and access to capital, to fund ongoing operations and obligations; the ability of True Leaf to stabilize its business and financial condition; the ability of True Leaf to implement and successfully achieve its business priorities; the ability of True Leaf to comply with its contractual obligations, including, without limitation, its obligations under debt arrangements; the general regulatory environment in which True Leaf operates; the tax treatment of True Leaf and the materiality of any legal and regulatory proceedings; the timing and size of development plans and capital expenditures; the accuracy of operating cost estimates.

Other factors that could cause actual results to differ materially from those described in such forward-looking information include, but are not limited to, True Leaf may not complete its audit and file the Annual Filings as currently anticipated, or at all; True Leaf will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in True Leaf's public documents filed on SEDAR; True Leaf may not complete its restructuring as currently contemplated or at all.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, True Leaf assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.